												Exhibit A-3


AGREEMENT OF MERGER

	AGREEMENT OF MERGER dated September 18, 1968, by and between WEST OHIO GAS COMPANY, an Ohio corporation ("West Ohio"), and 0HI0 NATURAL GAS
COMPANY, an Ohio corporation ("Ohio Natural").


W I T N E S S E T H :

	WHEREAS, West Ohio is authorized to have outstanding 2,000,000 shares of Common Stock of the par value of $5.00 each ("West Ohio Stock"), of which, at the date hereof, (i) 997,683 shares are presently issued and outstanding, (ii) 9,500 shares have been authorized to be issued upon the exercise of certain outstanding options under West Ohio's Qualified Stock Option Plan, and (iii) no shares are held in its treasury. The stated capital of West Ohio is $4,988,415.00; and

	WHEREAS, Ohio Natural is authorized to have outstanding 500 shares of Common Stock of the par value of $1.00 per share ("Ohio Natural Stock"), of which, at the date hereof, all shares are subscribed for. The stated capital of Ohio Natural is $500.00; and

	WHEREAS, the Boards of Directors of West Ohio and Ohio Natural (such corporations being hereinafter sometimes called the "Constituent Corporations") deem it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders and in the public interest that Ohio Natural be merged into West Ohio upon the terms and conditions hereinafter set forth, and such Boards of Directors have approved this Agreement of Merger;

	Now, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and in accordance with the laws of Ohio, West Ohio and Ohio Natural hereby agree that, subject to the conditions hereinafter set forth, Ohio Natural shall be merged into West Ohio and West Ohio shall be the surviving corporation, and that the terms and conditions of such merger shall be as follows:

	FIRST: The name of the surviving corporation shall be West Ohio Gas Company ("Corporation").

	SECOND: The place in Ohio where the principal office of the Corporation is to be located is Lima, Allen County.

	THIRD:  The purposes for which the Corporation is formed are:

	To produce, gather, manufacture, process, store, distribute, transport, buy, use, sell, or dispose of natural, liquified petroleum, artificial and manufactured gas, and all forms, components and by-products thereof for light, heat, cooling, power and any other purposes and processes including the generation or production of any other forms of energy.

	To construct, purchase or in any manner acquire and to lay, install, maintain, operate, remove, mortgage, lease, sell or in any manner dispose of lands, buildings, plants, works, pipe lines, mains, appliances, facilities, equipment and apparatus of any nature necessary for or useful in the production, gathering, manufacture, processing, storage, distribution, transportation, purchase, use, sale or other disposition of natural, liquified petroleum, artificial and manufactured gas and all forms, components and by-products thereof.

	To locate, buy, own, sell and lease gas, oil and other mineral lands under the laws of the United States or any state thereof; to drill and operate wells for gas, oil, water and other mineral substances; to own, operate, lease, buy and sell lands, buildings, facilities, equipment and apparatus in connection therewith or necessary therefor; and to produce, process, refine, transport, store, distribute and sell all products and by-products thereof.

	To purchase, or otherwise acquire, own, hold, sell, lease, pledge, mortgage, assign or otherwise dispose of real and personal property, and the stocks, bonds and securities of other corporations, foreign and domestic, except as prohibited by law.

	To engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the 0hio Revised Code.

	FOURTH: The number of shares that the Corporation is authorized to have outstanding is 2,000,000 shares of Common Stock of the par value of $5.00 each ("Common Stock").

	FIFTH: The aggregate amount of stated capital of the Common Stock at the Effective Date of the Merger shall be the sum of the aggregate amounts of stated capital of the Constituent Corporations at said date.

	SIXTH: The assets and liabilities of the Constituent Corporations shall be recorded on the books of the Corporation at the amounts at which they are stated on the books of the Constituent Corporations at the time of the Effective Date of the Merger. The excess of the assets of the Corporation, taken at their fair value to the Corporation, over the sum of its liabilities, including liabilities derived from the Constituent Corporations or resulting from the merger, and stated capital, is at least equal to the combined earned surplus of the Constituent Corporations. The earned surplus (income retained in the business) of the Constituent Corporations shall constitute earned surplus of the Corporation. The foregoing accounting entries shall be subject to such adjustments as may be made in accordance with sound accounting practice.

	SEVENTH: The names and addresses of the first directors of the Corporation, who shall hold office until their respective successors have been elected and qualified, are as follows:

	NAME		ADDRESS
	Joe D. Reid	Lima, Ohio
	Paul 0. Boesel	Lima, Ohio
	Julius F. Solomon	Lima, Ohio

	NAME	ADDRESS
	Arthur C. Zoller, Jr.	Lima, Ohio
	G. J. Tankersley	Cleveland, Ohio
	Francis H. Wright	Cleveland, Ohio
	Dudley J. Taw	Cleveland, Ohio


The names, titles, and addresses of the first officers of the Corporation, who shall hold office until their respective successors have been elected and qualified, are as follows:

NAME	TITLE	ADDRESS

G. J. Tankersley	Chairman of the Board	Cleveland, Ohio
Joe D. Reid	President & General Manager	Lima, Ohio
Arthur C. Zoller, Jr.	Vice President & Treasurer	Lima, Ohio
Julius F. Solomon	Secretary	Lima, Ohio
Tom Newland	Assistant Treasurer	Lima, Ohio
B. L. Sielschott	Assistant Treasurer	Lima, Ohio

If, on the Effective Date of the Merger, a vacancy shall exist in the number of directors or officers of the Corporation by reason of the death or inability to act of any of the above-named persons or their failure to accept a position as director or officer of the Corporation, such vacancy may be filled in the manner provided in the Regulations of the Corporation.

	EIGHTH: All meetings of shareholders and directors may be held either within or without the State of Ohio, and the Corporation may have one or more offices and may keep the books of the Corporation (except such books as are required by law to be kept at the office of the Corporation in the State of Ohio) outside of the State of Ohio, and at any such place or places, as may from time to time be designated by the Board of Directors.

	NINTH: Joe D. Reid, 319 West Market Street, Lima, Ohio, 45801, hereby is appointed as the person upon whom any process, notice, or demand against either of the Constituent Corporations or the Corporation may be served.

	TENTH: The terms of the merger, the mode of carrying the same into effect, and the manner and basis of making distribution to the shareholders of the Constituent Corporations in extinguishment of and in substitution for shares of the Constituent Corporations, shall be as follows:

(a)	The shares of Ohio Natural Common Stock issued and outstanding on the
Effective Date of the Merger shall be converted into and shall be that number of new shares of Common Stock of the Corporation which is equal in amount to the number of West Ohio shares issued and outstanding immediately prior to the Effective Date of the Merger.

(b)	Each share of West Ohio Stock issued and outstanding immediately prior to the Effective Date of the Merger (excluding shares held by those shareholders of West Ohio who have perfected their rights as dissenting shareholders under Section 1701.85 of the Ohio Revised
Code) shall be converted into and shall be .80 of a share of the $8.00 par value Capital Stock of Consolidated Natural Gas Company, a

	Delaware corporation ("Consolidated"), which will, on the Effective Date of the Merger, be deposited by Ohio Natural with the Exchange
Agent (as hereinafter defined) for distribution to shareholders of West Ohio pursuant to the provisions of subsection (d) of this Article Tenth.

(c)	After the Effective Date of the Merger, each optionee of an
outstanding employee stock option to purchase West Ohio Stock heretofore granted by West Ohio under its Qualified Stock Option Plan, a schedule of such outstanding options having heretofore been furnished Ohio Natural, shall be entitled upon exercise of such option to receive, in lieu of shares of West Ohio Stock, that number of shares of

	Consolidated Capital Stock ("Consolidated Stock") that is equal to .80 times-the number of shares of West Ohio Stock covered by the option immediately prior to the Effective Date of the Merger (disregarding any fractional shares resulting from such multiplication) at a purchase price for each share of Consolidated Stock equal to 125% of $15.3125, the purchase price of each share of West Ohio Stock under said stock option agreement (counting as one whole cent any fraction of one cent resulting from such multiplication). Each such option shall otherwise be on the same terms and conditions and have the same provisions as shall be contained therein immediately prior to the Effective Date of the Merger.

(d)	After the Effective Date of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of West Ohio Stock shall surrender the same to First National Bank &
Trust Company of Lima, 631 West Market Street, Lima, Ohio, 45801, exchange agent for all such holders ("Exchange Agent"), and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of Consolidated Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. Adoption of this Agreement of Merger by the shareholders of the Constituent Corporations shall constitute ratification of the appointment of such Exchange Agent.
Until so surrendered, each such outstanding certificate which prior to the Effective Date of the Merger represented shares of West Ohio Stock shall be deemed, subject to the further provisions of this Article
Tenth, solely to evidence the ownership of the number of shares of Consolidated Stock into which such West Ohio Stock has been so converted. No cash or stock dividend payable, and no certificates representing split shares deliverable in the event any such split shall be declared, to holders of Consolidated Stock of record as of any date subsequent to the Effective Date of the Merger shall be paid or delivered to the holder of any certificate which prior to such Effective Date represented West Ohio Stock unless and until such certificate is surrendered as hereinabove provided, but upon such surrender there shall be paid or delivered to such holder of record of the certificate for Consolidated Stock issued in exchange therefor, the amount of any such cash dividend, or the certificates for the whole number of shares of Consolidated Stock resulting from any such
	stock dividends or splits (without interest thereon) which shall have theretofore become payable or deliverable with respect to such Consolidated Stock.

(e)	No certificates or scrip representing fractional shares of
Consolidated Stock shall be issued upon the surrender for exchange of certificates for shares of West Ohio Stock converted into shares of Consolidated Stock pursuant to this Article Tenth, and no Consolidated dividend or stock split shall relate to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder. In lieu of any such fractional share, the Corporation shall afford the holder of each such West Ohio Stock certificate the Opportunity, through the Exchange Agent, on or before the forty-fifth day following the Effective Date of the Merger, or on or before such later date (but in any event not later than the ninetieth day following such Effective Date) as the Corporation may determine, either to consolidate his fractional interest, if any, into one full share of Consolidated Stock by purchasing the additional fractional interest required for such consolidation or to sell such fractional interest and obtain the net proceeds thereof, subject to the further provisions of this section (e), following the surrender of his West Ohio Stock certificate for exchange as aforesaid; provided, however, that in no event shall any holder of a fractional interest have any right to any settlement in respect thereof prior to the twentieth day following the Effective Date of the Merger. Any fractional interests with respect to which instructions shall not have been so received by the Exchange Agent within the prescribed period shall be sold by the Exchange Agent, and the holder of any such fractional interest shall thereafter be entitled to receive the net proceeds of the sale thereof upon the surrender of his West Ohio Stock certificate for exchange as aforesaid to and including the sixth anniversary of the Effective Date of the Merger. Immediately after such anniversary the Exchange Agent shall deliver to the Corporation all unclaimed proceeds from sales of fractional interests as hereinabove provided, and all such proceeds shall be retained by and belong absolutely to the Corporation free and clear of any claims whatsoever. The Exchange Agent may offset buy and sell orders, and orders not offset will be executed on the New York Stock Exchange or otherwise, as determined by the Exchange Agent in its discretion, using such factors as it may consider relevant.

(f)	All shares of Consolidated Stock into which shares of West Ohio Stock shall have been converted pursuant to this Article Tenth shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares, subject, however, to the Corporation's obligation to pay such dividends, if any, as may have been declared by West Ohio on such shares of West Ohio Stock and as remained unpaid at the Effective Date of the Merger.

(g)	The number of shares of Consolidated Stock to which shareholders and optionees of West Ohio Stock are otherwise entitled under this Article
Tenth (and, as to optionees, the purchase price per share upon exercise of their options) shall be appropriately adjusted for any stock dividends on Consolidated Stock, and for any stock splits or combinations of Consolidated Stock, payable to or affecting holders of record of Consolidated Stock at a date subsequent to the date of this agreement and prior to the Effective Date of the Merger.

(h)	Upon the Effective Date of the Merger, the holders of certificates for
West Ohio Stock outstanding on said Effective Date shall cease to have any rights with respect to such stock (except such rights, if any, as they may have as dissenting shareholders) and (except as aforesaid) their sole rights shall be with respect to the Consolidated Stock into which their shares of West Ohio Stock have been converted by the Merger.

	ELEVENTH: The Regulations of West Ohio shall be the Regulations of the Corporation.

	TWELFTH: The term "Effective Date of the Merger" as used herein shall be the "Closing Date" as defined in the Agreement and Plan of Reorganization entered into by the parties hereto and of even date with this Agreement of Merger. A Certificate of Adoption of Agreement of Merger shall duly filed in the office of the Secretary of State of Ohio either on or immediately following such date. Each of the Constituent Corporations hereby agrees to do promptly all such acts and to take promptly all such measures as may be appropriate to enable it to perform as early as practicable the covenants and agreements herein provided to be performed by it.

	THIRTEENTH: This Agreement of Merger may be terminated and the merger abandoned prior to the Effective Date of the Merger, either by mutual consent of the Boards of Directors of both Constituent Corporations or by the Board of Directors of either of the Constituent Corporations if the Agreement and Plan of Reorganization among Consolidated, Ohio Natural, and West Ohio dated of even date herewith shall have been terminated as therein provided. In the event of termination by the Board of Directors of either or both of the Constituent Corporations as provided in this Article Thirteenth, notice shall be given to the other Constituent Corporation and the Board or Boards of Directors so terminating may direct its or their officers not to file the Certificate of Adoption of Agreement of Merger as required by the laws of Ohio notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

	FOURTEENTH: Any of the terms or conditions of this Agreement of Merger may be waived at any time by the one of the Constituent Corporations which is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, or may be amended or modified in whole or in any part at any time prior to the vote of the shareholders of the Constituent Corporations hereon by an agreement in writing executed in the same manner as this Agreement of Merger after authorization to do so by the Boards of Directors of the Constituent

Corporations; provided, however, that such actions shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver or such amendment or modification will not have a materially adverse effect on the benefits intended under this Agreement of Merger to the shareholders of its corporation.

	FIFTEENTH: This Agreement of Merger may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.





	IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Agreement of Merger to be duly executed as of the day and year first above written.



						WEST OHIO GAS COMPANY


						By	/s/	Joe D. Reid
								President


							/s/ 	J. F. Solomon
								Secretary


						OHIO NATURAL GAS COMPANY


								By 	/s/	F. H. Wright
								President


								/s/	Thomas G. Roderick, Jr.
									Secretary